EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED OCTOBER 6, 2020

Paychex, Inc. Reports First Quarter Results

October 6, 2020

First Quarter Fiscal 2021 Key Points

•	First quarter results reflect better improvement than expected from the fourth quarter fiscal 2020 COVID-19 impact; Company improves guidance ranges for fiscal 2021.
•	Total revenue decreased 6% to $932.2 million.
•	Operating income decreased 19% to $284.0 million. Adjusted operating income(1) decreased 10% to $315.2 million.
•	Net income decreased 20% to $211.6 million. Adjusted net income(1) decreased 11% to $228.0 million.
•	Diluted earnings per share decreased 19% to $0.59 per share. Adjusted diluted earnings per share(1) decreased 11% to $0.63 per share.

(1)Adjusted operating income, adjusted net income, and adjusted diluted earnings per share are not United States (“U.S.”) generally accepted accounting principles (“GAAP”) measures. Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measures of operating income, net income, and diluted earnings per share.

Rochester, N.Y., (October 6, 2020) — Paychex, Inc.  (the “Company,” “Paychex,” “we,” “our,” or “us”) (Nasdaq:PAYX) today announced total revenue of $932.2 million for the three months ended August 31, 2020 (the “first quarter”), a decrease of 6% compared to the prior year period. Net income decreased 20% to $211.6 million and diluted earnings per share decreased 19% to $0.59 per share for the  first quarter. Adjusted net income and adjusted diluted earnings per share, both non-GAAP measures, each decreased 11% to $228.0 million and $0.63 per share,  respectively, for the first quarter. Adjusted net income and adjusted diluted earnings per share include adjustments for one-time costs of $31.2 million related to the acceleration of cost-saving initiatives, including the long-term strategy to reduce our geographic footprint and headcount optimization,  and net tax windfall benefits related to employee stock-based compensation payments.

Martin Mucci, President and Chief Executive Officer, commented, “Financial results for the first quarter showed marked improvement as most of our key business metrics recovered at a faster rate than anticipated.  The effects of the COVID-19 pandemic continue to impact our results causing unfavorable year-over-year comparisons, however, client retention has remained strong and sales performance is accelerating with year-over-year growth in the number of clients sold. We continue to provide excellent customer service and invest in our business while remaining cost-conscious. Cost-saving initiatives are underway and proceeding as expected.”

Mucci added, “We have released several new innovative Paychex Flex® features and functions to our clients to address the ongoing business challenges and shifting workplace dynamics resulting from the COVID-19 pandemic. The Company’s most recent round of product releases includes solutions designed to help organizations stay connected with remote workers and assist clients as workers return to the office. Our mobile technology delivers solutions for ongoing health attestations, time clocks with iris scanning capabilities and paperless reporting and tracking of COVID-19 exposure and return to work testing, including automated Occupational Safety and Health Administration reporting requirements. We believe our current and past investments in our platforms have prepared us well for the demands of this environment, allowing us to adapt while maintaining high levels of service delivery resulting in strong client satisfaction and retention.”

Results of operations for the first quarter were adversely impacted as businesses continue to be affected by the COVID-19 pandemic.  Management Solutions revenue was $687.4 million for the first quarter, a 5% decrease compared to the prior year period.  The decrease was primarily driven by a decline in check volumes, partially offset by increased penetration of retirement services. The decline in check volumes was due to a reduction in the number of clients processing payrolls as well as the number of employees paid. Professional employer organization (“PEO”) and Insurance Solutions revenue was $229.9 million for the first quarter, a  7% decrease compared to the prior year period. The decrease was primarily driven by a decline in the number of our clients’ worksite employees. Insurance Solutions revenue declined as a result of lower workers’ compensation premiums driven by reduced wages and related premium rates.

Interest on funds held for clients decreased 28% to $14.9 million for the first quarter, compared to the prior year period.  The decrease resulted from lower average investment balances, average interest rates,  and realized gains. Funds held for clients average investment balances were impacted by lower client fund collections and changes in client base mix, offset by wage inflation and timing of collections and remittances.

Average investment balances and interest rates are summarized below:

	For the three months ended
	August 31,
$ in millions	2020	2019	Change
Average investment balances:
Funds held for clients	$3,507.2	$3,744.6	(6)%
Corporate cash equivalents and investments	$1,022.2	$862.0	19%

Average interest rates earned (exclusive of net realized gains/(losses)):
Funds held for clients	1.7%	2.1%
Corporate cash equivalents and investments	0.2%	1.8%

Total net realized gains	$0.3	$0.9

Total expenses increased approximately 1% to $648.2 million for the first quarter compared to the prior year period, primarily driven by one-time costs of $31.2 million related to the acceleration of cost-saving initiatives. Total expenses, excluding these one-time costs, decreased approximately 4% for the first quarter compared to the prior year period. This decrease in total expenses, excluding one-time costs, was driven by lower discretionary spending and a decrease in PEO direct insurance costs, partially offset by an increase in compensation-related expenses.

Operating income decreased 19% to $284.0 million for the first quarter compared to the prior year period.  Operating margin (operating income as a percentage of total revenue) was 30.5% for the first quarter, compared to 35.2% for the prior year period. Adjusted operating income(1),  which excludes the impact of one-time costs, decreased 10% to $315.2 million for the first quarter compared to the prior year period.  Adjusted operating margin(1) was 33.8% for the first quarter, compared to 35.2% for the prior year period.

(1)Adjusted operating income and adjusted operating margin are not U.S. GAAP measures. Adjusted operating margin is calculated as operating margin, adjusted for one-time non-recurring items, as a percentage of total revenue. Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measure of operating income.

Other expense,  net of $7.9 million for the first quarter primarily includes interest expense related to our long-term borrowings.

Our effective income tax rate was 23.4% for the first quarter compared to 23.3% for the  prior year period.  The effective income tax rates in both periods were impacted by the recognition of net discrete tax benefits related to employee stock-based compensation payments.

Financial Position and Liquidity

Our financial position as of August 31, 2020 remained strong with cash, restricted cash, and total corporate investments of $952.1 million.  Total short-term and long-term borrowings, net of debt issuance costs, were $803.0 million as of August 31, 2020.  Our positive cash flows have historically allowed us to support our business and to pay substantial dividends to our stockholders. We currently anticipate that cash, restricted cash, and total corporate investments as of August 31, 2020,  along with projected operating cash flows and available short-term financing, will support our business operations, capital purchases, share repurchases, and dividend payments for the foreseeable future. Our strong balance sheet and operational flexibility have allowed us to successfully manage through the ongoing impacts of COVID-19 to date while protecting our cash flow and liquidity. We continue to evaluate the nature and extent of changes to market and economic conditions related to COVID-19 and assess the potential impact to our business and financial position.

Cash flows from operations were $215.0 million for the first quarter, a decrease of 27% from the prior year period.  The decrease in our operating cash flows was driven by lower net income and changes in our operating assets and liabilities. The changes in our operating assets and liabilities were primarily driven by the timing of income tax payments, offset by changes in accrued compensation items.

During the first quarter, we paid dividends of $223.2 million and repurchased 0.4 million shares of our common stock for a total of $28.8 million.  In the first quarter of the prior year, we paid dividends of $222.0 million and repurchased 2.0 million shares of our common stock for a total of $171.9 million.

Non-GAAP Financial Measures

	For the three months ended
	August 31,

$ in millions	2020(1)	2019	Change
Operating income	$284.0	$349.1	(19)%
Non-GAAP adjustments:
Cost-saving initiatives(2)	31.2	—
Total non-GAAP adjustments	31.2	—
Adjusted operating income	$315.2	$349.1	(10)%

Net income	$211.6	$264.2	(20)%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(3)	(7.0)	(6.6)
Cost-saving initiatives(2)	23.4	—
Total non-GAAP adjustments	16.4	(6.6)
Adjusted net income	$228.0	$257.6	(11)%

Diluted earnings per share	$0.59	$0.73	(19)%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(3)	(0.02)	(0.02)
Cost-saving initiatives(2)	0.06	—
Total non-GAAP adjustments	0.05	(0.02)
Adjusted diluted earnings per share	$0.63	$0.71	(11)%

Net income	$211.6	$264.2	(20)%
Non-GAAP adjustments:
Interest expense, net	8.4	5.8
Income taxes	64.5	80.1
Depreciation and amortization expense	49.6	52.9
Total non-GAAP adjustments	122.5	138.8
Earnings before interest, taxes, depreciation, and amortization ("EBITDA")	334.1	403.0	(17)%
Cost-saving initiatives(2)	31.2	—
Adjusted EBITDA	$365.3	$403.0	(9)%

(1)The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

(2)One-time costs and corresponding tax benefit recognized during the first quarter related to the acceleration of cost-saving initiatives, including the long-term strategy to reduce our geographic footprint and headcount optimization. These events are not expected to recur.

(3)Net tax windfall benefits related to employee stock-based compensation payments recognized in income taxes. This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

In addition to reporting operating income, net income, and diluted earnings per share, which are U.S. GAAP measures, we present adjusted operating income,  adjusted operating margin, adjusted net income, adjusted diluted earnings per share, EBITDA, and adjusted EBITDA, which are non-GAAP measures. We believe these additional measures are indicators of our core business operations performance period over period. Adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, EBITDA, and adjusted EBITDA, are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the Securities and Exchange Commission (“SEC”). As such, they should not be considered as a substitute for the U.S. GAAP measures of operating income, net income, and diluted earnings per share,  and, therefore, should not be used in isolation, but in conjunction with the U.S. GAAP measures.  The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Outlook

Our outlook for the fiscal year ending May 31, 2021 (“fiscal 2021”) incorporates anticipated impacts resulting from the COVID-19 pandemic based on current assumptions and market conditions. As this situation continues, future developments could alter our guidance. During the first quarter, we recognized one-time costs of $31.2 million related to the acceleration of cost-saving initiatives, including the long-term strategy to reduce our geographic footprint and headcount optimization.  Our guidance for adjusted operating margin, adjusted EBITDA margin, and adjusted diluted earnings per share excludes these one-time costs. Our outlook is currently as follows:

•	Management Solutions revenue is anticipated to decline in the range of 1% to 3%;
•	PEO and Insurance Solutions revenue is anticipated to decline in the range of 2% to 5%;
•	Interest on funds held for clients is anticipated to be in the range of $55 million to $65 million;
•	Total revenue is anticipated to decline in the range of 2% to 4%;
•	Adjusted operating margin(1) is anticipated to be approximately 35%;
•	Adjusted EBITDA margin(1) is anticipated to be approximately 40%;
•	Other expense, net is anticipated to be in the range of $30 million to $35 million;
•	The effective income tax rate for fiscal 2021 is anticipated to be in the range of 24.0% to 25.0%; and
•	Adjusted diluted earnings per share(2) is anticipated to decline in the range of 6% to 8%.

(1) Adjusted operating margin and adjusted EBITDA margin are not U.S. GAAP measures.  Adjusted operating margin is calculated as operating margin, adjusted for one-time non-recurring items, as a percentage of total revenue. Adjusted EBITDA margin is calculated as net income, adjusted for interest, taxes, depreciation, amortization and one-time non-recurring items, as a percentage of total revenue.  We believe that the exclusion of certain one-time non-recurring items when calculating these measures provides a better indicator of our core business operations performance period over period.

(2) Adjusted diluted earnings per share is not a U.S. GAAP measure. Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of this non-GAAP measure and a reconciliation to the most comparable U.S. GAAP measure of diluted earnings per share.

Quarterly Report on Form 10-Q

We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) for the first quarter within the next few days, and it will be available at https://investor.paychex.com.  This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

Conference Call

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for October 6, 2020 at 9:30 a.m. Eastern Time, at https://investor.paychex.com. The webcast will be archived for approximately 90 days. Our news releases, current financial information, SEC filings, and investor presentations are also accessible at https://investor.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Lisa Fleming	585‑387-6402

About Paychex

Paychex, Inc. (Nasdaq:PAYX) is a leading provider of integrated human capital management solutions for human resources, payroll, benefits, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by more than 45 years of industry expertise, Paychex serves more than 680,000 payroll clients as of May 31, 2020 across more than 100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting paychex.com and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements Pursuant to the U.S. Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “intend,” “overview,” “outlook,” “guidance”, “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes,” “could be,” “targeting,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	the impact of the COVID-19 pandemic on the U.S. and global economy, and in particular on our small- and medium-sized business clients;
•	changes in governmental regulations and policies;
•	our ability to comply with U.S. and foreign laws and regulations;
•	our ability to keep pace with changes in technology and to provide timely enhancements to our products and services;
•	our compliance with data privacy laws and regulations;
•	the possibility of cyberattacks, security vulnerabilities and Internet disruptions, including breaches of data security and privacy leaks, data loss and business interruptions;
•	the possibility of failure of our operating facilities, computer systems, or communication systems during a catastrophic event, including the COVID-19 pandemic;
•	the failure of third-party service providers to perform their functions;
•	the possibility that we may be subject to additional risks related to our co-employment relationship with our PEO;
•	changes in health insurance and workers’ compensation insurance rates and underlying claim trends;
•	our clients’ failure to reimburse us for payments made by us on their behalf;
•	the effect of changes in government regulations mandating the amount of tax withheld or the timing of remittances;
•	volatility in the political and economic environment;

•	risks related to acquisitions and the integration of the businesses we acquire;
•	our failure to comply with covenants in our debt agreements;
•	changes in the availability of qualified people, including management, technical, compliance and sales personnel;
•	our failure to protect our intellectual property rights;
•	the possible effects of negative publicity on our reputation and the value of our brand; and
•	potential outcomes related to pending or future litigation matters.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known as of the date of this press release, and any forward-looking statements made by us in this document speak only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended
	August 31,
	2020	2019	Change(2)
Revenue:
Management Solutions	$687.4	$724.5	(5)%
PEO and Insurance Solutions	229.9	247.0	(7)%
Total service revenue	917.3	971.5	(6)%
Interest on funds held for clients(1)	14.9	20.5	(28)%
Total revenue	932.2	992.0	(6)%
Expenses:
Cost of service revenue	307.1	325.4	(6)%
Selling, general and administrative expenses	341.1	317.5	7%
Total expenses	648.2	642.9	1%
Operating income	284.0	349.1	(19)%
Other expense, net(1)	(7.9)	(4.8)	n/m
Income before income taxes	276.1	344.3	(20)%
Income taxes	64.5	80.1	(19)%
Net income	$211.6	$264.2	(20)%

Basic earnings per share	$0.59	$0.74	(20)%
Diluted earnings per share	$0.59	$0.73	(19)%
Weighted-average common shares outstanding	359.1	358.6
Weighted-average common shares outstanding, assuming dilution	361.3	361.5

(1)Further information on interest on funds held for clients and other expense, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at  www.paychex.com.

(2)Percentage changes are calculated based on unrounded numbers.

n/m – not meaningful

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

	August 31,	May 31,
	2020	2020
ASSETS
Cash and cash equivalents	$835.7	$905.2
Restricted cash	50.8	49.8
Corporate investments	30.6	27.2
Interest receivable	23.6	26.2
Accounts receivable, net of allowance for doubtful accounts	414.8	384.1
PEO unbilled receivables, net of advance collections	417.5	380.0
Prepaid income taxes	—	16.8
Prepaid expenses and other current assets	252.9	244.8
Current assets before funds held for clients	2,025.9	2,034.1
Funds held for clients	3,314.3	3,430.5
Total current assets	5,340.2	5,464.6
Long-term restricted cash	24.8	21.3
Long-term corporate investments	10.2	10.2
Property and equipment, net of accumulated depreciation	396.0	407.4
Operating lease right-of-use assets, net of accumulated amortization	96.1	114.8
Intangible assets, net of accumulated amortization	314.1	330.6
Goodwill	1,796.8	1,791.1
Long-term deferred costs	368.9	372.5
Other long-term assets	29.8	38.2
Total assets	$8,376.9	$8,550.7

LIABILITIES
Accounts payable	$62.0	$79.4
Accrued corporate compensation and related items	97.6	131.7
Accrued worksite employee compensation and related items	503.9	512.4
Short-term borrowings	6.1	5.1
Accrued income taxes	51.8	50.5
Deferred revenue	39.6	39.2
Other current liabilities	304.2	277.6
Current liabilities before client fund obligations	1,065.2	1,095.9
Client fund obligations	3,197.9	3,331.0
Total current liabilities	4,263.1	4,426.9
Accrued income taxes	12.0	33.5
Deferred income taxes	243.5	240.8
Long-term borrowings, net of debt issuance costs	796.9	796.8
Operating lease liabilities	95.1	96.9
Other long-term liabilities	187.7	174.4
Total liabilities	5,598.3	5,769.3

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 359.5 shares as of August 31, 2020 and 358.8 shares as of May 31, 2020	3.6	3.6
Additional paid-in capital	1,325.3	1,289.9
Retained earnings	1,370.2	1,431.4
Accumulated other comprehensive income	79.5	56.5
Total stockholders’ equity	2,778.6	2,781.4
Total liabilities and stockholders’ equity	$8,376.9	$8,550.7

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the three months ended
	August 31,
	2020	2019
OPERATING ACTIVITIES
Net income	$211.6	$264.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49.6	52.9
Amortization of premiums and discounts on available-for-sale securities, net	9.5	10.0
Amortization of deferred contract costs	47.3	46.0
Stock-based compensation costs	13.3	10.5
Benefit from deferred income taxes	(1.5)	(3.7)
Provision for allowance for doubtful accounts	0.6	2.3
Net realized gains on sales of available-for-sale securities	(0.3)	(0.9)
Changes in operating assets and liabilities:
Interest receivable	2.6	0.3
Accounts receivable and PEO unbilled receivables, net	(68.8)	(9.8)
Prepaid expenses and other current assets	8.3	13.8
Accounts payable and other current liabilities	(55.6)	(39.6)
Deferred costs	(43.3)	(41.9)
Net change in other long-term assets and liabilities	23.7	(8.4)
Net change in operating lease right-of-use assets and liabilities	18.0	(0.9)
Net cash provided by operating activities	215.0	294.8
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(2,475.5)	(8,289.3)
Proceeds from sales and maturities of available-for-sale securities	2,260.5	8,862.1
Purchases of property and equipment	(20.7)	(26.4)
Purchases of other assets	(0.6)	(1.7)
Net cash (used in)/provided by investing activities	(236.3)	544.7
FINANCING ACTIVITIES
Net change in client fund obligations	(133.1)	(68.4)
Net proceeds from short-term borrowings	1.0	56.5
Dividends paid	(223.2)	(222.0)
Repurchases of common shares	(28.8)	(171.9)
Activity related to equity-based plans	1.3	(7.4)
Net cash used in financing activities	(382.8)	(413.2)
Net change in cash, restricted cash, and equivalents	(404.1)	426.3
Cash, restricted cash, and equivalents, beginning of period	1,659.8	935.2
Cash, restricted cash, and equivalents, end of period	$1,255.7	$1,361.5

Reconciliation of cash, restricted cash, and equivalents
Cash and cash equivalents	$835.7	$586.4
Restricted cash	75.6	57.7
Restricted cash and restricted cash equivalents included in funds held for clients	344.4	717.4
Total cash, restricted cash, and equivalents	$1,255.7	$1,361.5

© 2020 Paychex, Inc.